Exhibit 23.1

CONSENT OF BROWN SMITH WALLACE, LLC

We consent to the use (including, without limitation, inclusion and incorporation by reference) in the registration statements, (including Registration Statements Nos. 333-155655, 333-118292, 333-118291, 333-78355, 333-44489, 333-5912 and 333-5910 on Form S-8), reports and other filings with the Securities and Exchange Commission of Balchem Corporation and Subsidiaries of (i) our report dated April 11, 2014, relating to our audits of the consolidated financial statements of Performance Chemicals & Ingredients Company, d/b/a SensoryEffects, and its subsidiaries for the years ended December 31, 2013 and 2012, and (ii) our report dated April 18, 2013, relating to our audits of the consolidated financial statements of Performance Chemicals & Ingredients Company, d/b/a SensoryEffects, and its subsidiaries for the years ended December 31, 2012 and 2011.

/s/ Brown Smith Wallace, LLC

St. Louis, Missouri
July 22, 2014